Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Michael Carlotti	Media Contact: Mike Trask
Vice President, Treasury and Investor Relations	Corporate Communications Manager
(702) 584-7995	(702) 584-7451
MCarlotti@ballytech.com	MTrask@ballytech.com

BALLY TECHNOLOGIES, INC. REPORTS RECORD FIRST-QUARTER REVENUE OF $249 MILLION AND RECORD QUARTERLY DILUTED EPS OF $0.97

•                  SYSTEMS REVENUE SETS QUARTERLY RECORD OF $76 MILLION, UP 48 PERCENT FROM PRIOR YEAR

•      WIDE-AREA PROGRESSIVE INSTALLED BASE GROWS 12 PERCENT AND SETS RECORD QUARTERLY REVENUE

•                  INCREASES FISCAL 2014 DILUTED EPS GUIDANCE TO $3.80 TO $4.10

LAS VEGAS, October 30, 2013 — Bally Technologies, Inc. (NYSE: BYI), a leader in slots, video machines, casino- management systems, interactive applications, and networked and server-based systems for the global gaming industry, today announced record quarterly diluted earnings per share (“Diluted EPS”) of $0.97 and first-quarter record revenue of $249 million for the three months ended September 30, 2013.

“We continue to focus on and execute very well on all aspects of our core business, while undertaking significant and successful integration planning efforts in preparation for the planned acquisition of SHFL entertainment, which is expected to close before calendar 2013 year-end,” said Ramesh Srinivasan, the Company’s President and Chief Executive Officer.  “Our Systems business continues to build momentum globally, as our track record of success and investments in R&D and customer services and support paves the way for even greater industry leadership.  We showcased seven new wide-area progressive (“WAP”) titles at last month’s Global Gaming Expo (“G2E”), up from three new titles shown last year, reflecting our escalating R&D commitment to our gaming operations footprint.  Customer response to our new WAP, premium, and for-sale content, as well as to our new Pro Wave™ cabinet, which was one of the stars of the show, was very encouraging.”

“Operating margins increased to 25 percent when excluding costs related to the planned acquisition of SHFL entertainment, which marks our highest quarterly level in more than three years,” said Neil Davidson, the Company’s Chief Financial Officer.  “Revenues that are recurring in nature were a quarterly record and represented 57 percent of total revenues driven by a first-quarter record in WAP revenue and quarterly records in systems maintenance and services revenues.  During August, we amended our existing credit facility and successfully syndicated our new $1.1 billion Term Loan B with an all-in yield of 4.375 percent.  The planned acquisition of SHFL entertainment will be funded with proceeds from the Term Loan B and excess capacity on our existing Revolving Credit Facility, which had $505 million undrawn as of September 30, 2013.”

First Quarter Fiscal Year 2014 Highlights

	Three Months Ended September 30,
	2013	% Rev	2012	% Rev
	(dollars in millions, except per share amounts)
Revenues:
Gaming Equipment	$71.3	29%	$82.7	35%
Gaming Operations	101.9	41%	101.2	43%
Systems	76.1	30%	51.3	22%
Total revenues	$249.3	100%	$235.2	100%

Gross Margin:
Gaming Equipment (1)	$36.0	50%	$39.2	47%
Gaming Operations	71.3	70%	70.1	69%
Systems (1)	56.9	75%	39.5	77%
Total gross margin	$164.2	66%	$148.8	63%

Selling, general and administrative	$72.4	29%	$64.5	27%
Research and development costs	29.5	12%	25.1	11%
Depreciation and amortization	5.3	2%	5.6	2%
Operating income	$57.0	23%	$53.6	23%
Adjusted EBITDA	$86.7		$78.8
Diluted EPS	$0.97		$0.77

(1)   Gross Margin from Gaming Equipment and Systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

	Three Months Ended September 30,
	2013	2012
Operating Statistics
New gaming devices	3,995	4,608
New unit Average Selling Price (“ASP”)	$16,307	$16,853

	As of September 30,
	2013	2012
End-of-period installed base:
Linked progressive systems	2,522	2,251
Rental and daily-fee games	14,533	14,971
Lottery systems (2)	11,907	12,040
Centrally determined systems	33,711	39,192

(2)         Excludes 727 and 537 electronic table games operating as of September 30, 2013 and 2012, respectively.

Highlights of Certain Results for the Three Months Ended September 30, 2013

Overall

•                  Total revenue increased 6 percent to a first-quarter record $249 million as compared with $235 million last year.

•      Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, share-based compensation and acquisition-related costs), a non-GAAP financial measure, increased 10 percent to a first-quarter record $87 million as compared with $79 million last year.

•      Selling, general and administrative expenses (“SG&A”) increased to 29 percent of total revenues as compared with 27 percent last year, primarily driven by $5 million of costs associated with the planned acquisition of SHFL entertainment.  After adjusting for acquisition-related costs, SG&A was 27 percent of total revenues in the current period.

•                  Research and development expenses (“R&D”) increased to 12 percent of total revenues as compared with 11 percent last year.

•                  Operating income increased 6 percent to a first-quarter record $57 million compared with $54 million last year.  After adjusting for acquisition-related costs, operating margin increased to 25 percent from 23 percent last year.

•                  Diluted EPS increased 26 percent to a quarterly record $0.97 from $0.77 last year.

Gaming Equipment

•                  Revenues decreased 14 percent to $71 million as compared with $83 million last year, driven primarily by the expected absence of sales of Canadian video lottery terminal units in the current period compared to 670 units last year.  Current period sales included the shipment of 456 units into the Illinois video gaming terminal (“VGT”) market.

•                  ASP of new gaming devices decreased 3 percent to $16,307 per unit from $16,853 last year, primarily as a result of lower ASP’s in certain international jurisdictions.

•                  New-unit sales to international customers were 20 percent of total new-unit shipments.

•                  Gross margin increased to 50 percent from 47 percent last year, due to continued cost reductions on the Pro Series™ line of cabinets and sales mix.

Gaming Operations

•                  Revenues increased to a first-quarter record $102 million as compared with $101 million last year, driven primarily by a 12 percent growth in the installed base of WAP games, as well as a first-quarter record for lottery systems revenue.

•                  Gross margin increased to 70 percent from 69 percent last year, primarily due to lower jackpot expense.

Systems

•                  Revenues increased 48 percent to a quarterly record $76 million as compared with $51 million last year.

•                  Maintenance revenues increased 21 percent to a quarterly record $25 million as compared with $21 million last year.

•                  Gross margin decreased to 75 percent from 77 percent last year, primarily as a result of the change in product mix.  Specifically, hardware sales were 30 percent of systems revenues, and software and service sales were 37 percent, as compared to 26 percent for hardware and 34 percent for software and services in the same period last year.

Fiscal 2014 Business Update

The Company has made significant progress toward completing the planned acquisition of SHFL entertainment since announcing the transaction on July 16, 2013.  During the first quarter of fiscal 2014, the applicable waiting period under the Hart-Scott-Rodino Antitrust Act of 1976 expired.  The Company also successfully syndicated the Term Loan B financing and continued to make very good progress in securing required gaming regulatory approvals.  Key executives from both companies are leading detailed integration planning efforts to ensure a seamless transition plan for customers and employees. The Company also announced earlier this week that Kevin Verner resigned from the Board of Directors to serve as a consultant and oversee the planning and post-integration efforts for the acquisition.  As a result of all the efforts undertaken by key personnel in both companies, the acquisition is expected to close prior to the end of this calendar year.  The completion of the SHFL entertainment acquisition remains subject to SHFL shareholder approval, the approval of certain gaming regulatory authorities, and other customary closing conditions.

In connection with the pending acquisition of SHFL entertainment, the Company incurred professional and other fees totaling approximately $5.2 million during the first quarter of fiscal 2014, with additional acquisition-related fees and expenses anticipated to be incurred throughout the balance of fiscal 2014.

The Company increased its fiscal 2014 guidance for Diluted EPS to a range of $3.80 to $4.10 and now expects that quarterly Diluted EPS will be fairly equally weighted during fiscal 2014.  This guidance does not reflect the impact of the planned acquisition of SHFL entertainment or any acquisition-related costs or savings or the effect of the favorable tax settlement realized during the first quarter of fiscal 2014.

The Company has provided this range of earnings guidance for fiscal 2014 to give investors general information on the overall direction of its business at this time. The guidance provided is subject to numerous uncertainties, including, among others, overall economic and capital-market conditions, the market for gaming devices and systems, changes in gaming legislation, the timing of new jurisdictions and casino openings, the timing and completion of new systems installations, competitive product introductions, complex revenue-recognition rules related to the Company’s business, and assumptions about the Company’s new product introductions and regulatory approvals.  The Company does not intend and undertakes no obligation to update its forward-looking statements, including forecasts, potential opportunities for growth in new and existing markets, and future prospects for proposed new products.  Accordingly, the Company does not intend to update guidance during the quarter.  Additional information about the factors that could potentially affect the Company’s financial results included in today’s press release can be found in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Non-GAAP Financial Measures

The following table reconciles the Company’s net income attributable to Bally Technologies, Inc., as determined in accordance with generally accepted accounting principles (“GAAP”), to Adjusted EBITDA:

	Three Months Ended
	September 30,
	2013	2012

Net income attributable to Bally Technologies, Inc.	$37,784	$32,532
Interest expense, net	1,946	3,473
Income tax expense	16,172	18,429
Depreciation and amortization	22,051	21,319
Share-based compensation	3,462	3,021
Acquisition-related costs	5,238	—
Adjusted EBITDA	$86,653	$78,774

Adjusted EBITDA is a supplemental non-GAAP financial measure used by the Company’s management and by some industry analysts to evaluate the Company’s ability to service debt, and is used by some investors and financial analysts in the gaming industry in measuring and comparing Bally’s leverage, liquidity, and operating performance to other gaming companies.  Adjusted EBITDA should not be considered an alternative to operating income or net cash from operations as determined in accordance with GAAP.  Not all companies calculate Adjusted EBITDA the same way, and the Company’s presentation may be different from those presented by other companies.

The following table reconciles the Company’s Diluted EPS, as determined in accordance with GAAP, to non-GAAP EPS:

	Three Months Ended
	September 30,
	2013	2012

Diluted EPS	$0.97	$0.77
Acquisition-related costs	0.08	—
One-time tax benefit	(0.09)	—
Non-GAAP EPS	$0.96	$0.77

Non-GAAP EPS is a supplemental non-GAAP financial measure that the Company’s management believes more accurately reflects the Company’s operating results for the periods presented.  Non-GAAP EPS should not be considered an alternative to Diluted EPS as determined in accordance with GAAP.

The one-time tax benefit relates to the reduction of unrecognized tax benefits and a corresponding reduction of income tax expense of approximately $3.6 million in the three months ended September 30, 2013 related to settlement of the IRS examination of the Company’s United States federal income tax returns for 2006 through 2009.

Earnings Conference Call and Webcast

As previously announced, the Company is hosting a conference call and webcast today at 4:30 p.m. EDT (1:30 p.m. PDT). The conference-call dial-in number is 866-524-3160 or 412-317-6760 (International).  The webcast can be accessed by visiting BallyTech.com and selecting “Investor Relations.” Interested parties should initiate the call and webcast process at least five minutes prior to the beginning of the presentation. For those who miss this event, an archived version will be available at BallyTech.com until November 30, 2013.

About Bally Technologies, Inc.

Founded in 1932, Bally Technologies (NYSE: BYI) provides the global gaming industry with innovative games, systems, mobile, and iGaming solutions that drive revenue and provide operating efficiencies for gaming operators.  For more information, please contact Laura Olson-Reyes, Senior Director, Marketing & Corporate Communications, at 702-584-7742, or visit http://www.ballytech.com.  Connect with Bally on Facebook, Twitter, YouTube, LinkedIn, and Pinterest.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created thereby.  Forward looking-statements are subject to change and involve risks and uncertainties that could significantly affect future results, including those risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Although the Company believes any expectations expressed in any forward-looking statements are reasonable, future results may differ materially from those expressed in any forward-looking statements. The Company undertakes no obligation to update the information in this press release except as required by law and represents that the information speaks only as of today’s date.

— BALLY TECHNOLOGIES, INC. —

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

	Three Months Ended
	September 30,
	2013	2012
	(in 000s, except per share amounts)
Revenues:
Gaming equipment and systems	$147,387	$134,011
Gaming operations	101,902	101,140
	249,289	235,151
Costs and expenses:
Cost of gaming equipment and systems (1)	54,506	55,354
Cost of gaming operations	30,619	30,993
Selling, general and administrative	72,427	64,516
Research and development costs	29,504	25,095
Depreciation and amortization	5,265	5,604
	192,321	181,562
Operating income	56,968	53,589
Other income (expense):
Interest income	2,481	1,144
Interest expense	(4,427)	(4,617)
Other, net	(900)	(743)
Income from operations before income taxes	54,122	49,373
Income tax expense	(16,172)	(18,429)
Net income	37,950	30,944
Less net income (loss) attributable to noncontrolling interests	166	(1,588)
Net income attributable to Bally Technologies, Inc.	$37,784	$32,532

Basic and Diluted earnings per share attributable to Bally Technologies, Inc.:
Basic earnings per share	$0.98	$0.80
Diluted earnings per share	$0.97	$0.77

Weighted average shares outstanding:
Basic	38,381	40,868
Diluted	39,091	42,115

(1)      Cost of gaming equipment and systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2013 AND JUNE 30, 2013

	September 30, 2013	June 30, 2013
	(in 000s, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$66,216	$63,220
Restricted cash	13,422	12,939
Accounts and notes receivable, net of allowances for doubtful accounts of $14,272 and $14,813	258,743	248,497
Inventories	66,097	68,407
Prepaid and refundable income tax	13,249	21,845
Deferred income tax assets	38,659	38,305
Deferred cost of revenue	21,505	22,417
Prepaid assets	18,526	14,527
Other current assets	2,691	2,920
Total current assets	499,108	493,077
Restricted long-term investments	14,952	14,786
Long-term accounts and notes receivables, net of allowances for doubtful accounts of $2,369 and $1,764	61,862	65,456
Property, plant and equipment, net of accumulated depreciation of $63,556 and $60,556	36,709	35,097
Leased gaming equipment, net of accumulated depreciation of $217,561 and $209,680	109,028	113,751
Goodwill	172,386	172,162
Intangible assets, net	23,829	25,076
Deferred income tax assets	17,481	17,944
Income tax receivable	1,837	1,837
Deferred cost of revenue	13,182	12,105
Other assets, net	31,635	27,974
Total assets	$982,009	$979,265

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,954	$25,863
Accrued and other liabilities	86,547	91,127
Jackpot liabilities	11,012	11,731
Deferred revenue	54,757	62,254
Income tax payable	12,957	11,345
Current maturities of long-term debt	26,447	24,615
Total current liabilities	225,674	226,935
Long-term debt, net of current maturities	527,500	580,000
Deferred revenue	30,647	23,696
Other income tax liability	9,489	12,658
Other liabilities	21,717	16,804
Total liabilities	815,027	860,093
Commitments and contingencies
Stockholders’ equity:
Common stock, $.10 par value; 100,000,000 shares authorized; 65,472,000 and 65,318,000 shares issued and 38,956,000 and 38,855,000 outstanding	6,539	6,523
Treasury stock at cost, 26,516,000 and 26,463,000 shares	(1,081,949)	(1,058,381)
Additional paid-in capital	569,212	535,759
Accumulated other comprehensive loss	(10,733)	(10,692)
Retained earnings	684,123	646,339
Total Bally Technologies, Inc. stockholders’ equity	167,192	119,548
Noncontrolling interests	(210)	(376)
Total stockholders’ equity	166,982	119,172
Total liabilities and stockholders’ equity	$982,009	$979,265